Exhibit 2.1
SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 15, 2006, by and between VERSO TECHNOLOGIES, INC., a Minnesota corporation (“Purchaser”), WINSLOW ASSET GROUP, LLC, a Delaware limited liability company (“Seller”), and WINSLOW ASSET HOLDINGS, LLC, Georgia limited liability company (the “Company”).
W I T N E S S E T H:
     WHEREAS, SCS Fund L.P., a Georgia limited partnership (the “Fund”), has executed that certain Asset Purchase Agreement (the “Verilink Purchase Agreement”), dated as of June 6, 2006, by and among the Fund, Verilink Corporation, a Delaware corporation (“Verilink”), and Larscom Incorporated, a Delaware corporation (“Larscom” and, together with Verilink, the “Verilink Sellers”);
     WHEREAS, the Fund has assigned its rights under the Verilink Purchase Agreement to the Company, which is a wholly-owned subsidiary of Seller, pursuant to that certain Assignment dated June 15, 2006 by and between the Fund and the Company (the “Purchase Assignment”), and pursuant to the Verilink Purchase Agreement as so assigned by the Purchase Assignment, the Company shall purchase from the Verilink Sellers substantially all of the assets of the Verilink Sellers (the “Verilink Purchase”) for the purchase price set forth therein (the “Verilink Purchase Price”); and
     WHEREAS, Seller desires to sell to Purchaser all of the outstanding membership and equity units and interests in the Company (the “Units”), and Purchaser desires to purchase the Units, upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF UNITS
     SECTION 1.1 Terms of Sale and Purchase. For the consideration hereinafter provided, and subject to the terms and provisions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Purchaser on the Closing Date (as defined in Section 4.1), and Purchaser shall purchase from Seller on the Closing Date, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (the “Liens”), the Units.

     SECTION 1.2 Purchase Price.
          (a) The purchase price (the “Purchase Price”) for the Units will be equal to the sum of (i) Five Million Eight Hundred Thousand Dollars ($5,800,000.00) plus (ii) 133.33% of the amount of the Company’s available working capital in cash as of the Closing; provided, however, that notwithstanding anything herein to the contrary, in no event shall the Purchase Price hereunder exceed $6,616,690.00 in the aggregate.
          (b) The Purchase Price shall be paid by Purchaser by the issuance by Purchaser to Seller of:
               (i) a number of shares of Purchaser’s preferred stock (the “Preferred Stock”) having an aggregate stated value equal to fifty percent (50%) of the Purchase Price, which shares of Preferred Stock (1) shall be convertible into a number of shares (the “Conversion Shares”) of Purchaser’s common stock, par value $0.01 per share (the “Common Stock”), having a value equal to such stated value with each Conversion Share valued at $1.00 per share; and (2) shall have the rights, preferences, designations, qualifications and limitations (the “Statement of Rights”) which are substantially similar to the rights, preferences, designations, qualifications and limitations set forth in Exhibit A attached hereto (the “Preferred Stock Consideration”); and
               (ii) a number of shares of Common Stock having a value equal to fifty percent (50%) of the Purchase Price, with each such share of Common Stock valued at $1.00 (the “Common Stock Consideration”).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     SECTION 2.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and all agreements, documents, instruments and certificates contemplated hereby (the “Related Agreements”) to which Purchaser is a party, notwithstanding any investigation made by Purchaser or on its behalf.
          (a) Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the right, power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the right, power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Complete and correct copies of the Articles of Organization of the Company and all amendments thereto, certified by the Secretary of State of the State of Georgia, and of the Operating Agreement of the Company and all amendments thereto, certified by the Secretary, manager or managing member of the Company, have been delivered to Purchaser. As a result of the business conducted by the Company or the character or location of its properties, the Company is duly qualified to do business in the states where the nature of the business conducted by it or the character or location of its properties requires such qualification.
          (b) Authorization. Seller has the power and authority to enter into this Agreement and the Related Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party have been duly authorized by its members, and this Agreement has been duly executed and delivered by Seller, and, as of the Closing Date, the Related Agreements to which Seller is a party will be duly executed and delivered by Seller, and this Agreement constitutes, and such Related Agreements will constitute Seller’s legal, valid and binding obligations, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency and other similar laws relating to or affecting the enforcement of rights of creditors generally. All proceedings required by the Seller’s operating agreement or other governing documents (the “Seller Governing Documents”) or otherwise for the execution and delivery of this Agreement and the Related Agreements to which Seller is a party and for the consummation of the transactions contemplated hereunder and thereunder have been duly taken. Except as set forth on Schedule 2.1(b), Seller may execute and deliver this Agreement and the Related Agreements to which Seller is a party and perform its obligations hereunder and thereunder without the necessity of Seller obtaining any consent, approval, authorization or waiver or giving any notice, other than consents, approvals, authorizations or waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given. All proceedings required by the Company’s Articles of Organization and Operating Agreement or other governing documents (the “Company Governing Documents”) or otherwise for the execution and delivery of this Agreement and the Related Agreements to which the Company is a party and for the consummation of the transactions contemplated hereunder and thereunder have been duly taken. Except as set forth on Schedule 2.1(b), the Company may execute and deliver this Agreement and the Related Agreements to which the Company is a party and perform its obligations hereunder and thereunder without the necessity of the Company obtaining any consent, approval, authorization or waiver or giving any notice, other than consents, approvals, authorizations or waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given.
          (c) No Violation. The execution, delivery and performance by Seller and the Company of this Agreement and the Related Agreements to which Seller is a party by Seller and to which the Company is a party by the Company and the consummation of the transactions contemplated hereunder and thereunder will not (i) constitute a violation of, conflict with or constitute a default under any term or provision of any Seller Governing Document or Company Governing Document; (ii) conflict with, result in the breach of, constitute a default under or cause the acceleration of maturity of any debt or other obligations pursuant to, any contract, mortgage, debt instruments, security agreements, licensees, commitments, guarantees, leases, indentures, charters, franchises, powers of attorney or agency or other material agreements, or any restriction, commitment or instrument, to which either Seller or the Company is a party or by which either of them may be bound or affected; (iii) constitute a violation of any statute, ordinance, judgment, order, decree, regulation or rule of any court, domestic or foreign governmental or regulatory authority (a “Governmental Entity”), or arbitrator applicable to or relating to the assets or the business of Seller or the Company; or (iv) result in the creation of any Lien upon any of the property of Seller or the Company.
          (d) Ownership of Units. Seller is the record and beneficial owner of the Units. Seller owns the Units, and the Units will be transferred to Purchaser, free and clear of all Liens. Seller has the power, authority and capacity to transfer and deliver the Units pursuant to this Agreement and is not party to or bound by any agreement, arrangement or option restricting in any manner the sale and transfer of any of the Units.
          (e) Capitalization; Units. All of the outstanding membership and equity units and interests in the Company are held by Seller. No membership or equity unit or interest in the Company is owned directly or indirectly by the Company. All of the Company’s outstanding membership and equity units and interests in the Company are duly authorized and validly issued, fully paid and non-assessable. There are no subscriptions, options, warrants, calls, rights, agreements, commitments, understandings, restrictions or arrangements of any kind relating to the issuance, sale or transfer by the Company of any membership or equity unit or interest in the Company or relating to the sale or transfer of the Units, including, without limitation, any rights of conversion or exchange under any outstanding securities or other instruments. There are no voting trusts or other agreements or understandings of any kind with respect to the Units.
          (f) Absence of Undisclosed Liabilities. The Company has no debts, liabilities or obligations of any kind, whether recourse, non-recourse, accrued, absolute, contingent or other, whether due or to become due, except for the Assumed Liabilities under the Verilink Purchase Agreement.
          (g) Assets. The only assets of the Company consist of the Purchased Assets under the Verilink Purchase Agreement and working capital except to the extent of the assignments made pursuant to Sections 3.4 and 3.8 hereof.
          (h) Purchase Assignment. The Seller has delivered a true, correct and complete copy of the Purchase Assignment to Purchaser, and pursuant to the Purchase Assignment the Company is the “Purchaser” under the Verilink Purchase Agreement and has the right to exercise all rights of “Purchaser” thereunder as though the Company were the original “Purchaser” party thereto.
          (i) Subsidiaries. The Company has no subsidiaries. The Company has neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or understanding of any nature, as of the date hereof or as may hereinafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any person. The Company does not directly or indirectly own equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any person.

          (j) Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against the Company or any of the Company’s properties or, to Seller’s knowledge, any of the Company’s officers, directors or managers in their capacity as such, in, before or by any federal, state, or local or foreign court, governmental agency or other governmental body. To Seller’s knowledge, the Company is not subject to or in default with the respect to any judgment, order, writ, injunction or decree or any governmental restriction.
          (k) Contracts. The Company is not a party to or bound by any leases, contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, obligations or understandings other than the Assumed Contracts under the Verilink Purchase Agreement and the Transition Services Agreement with the Verilink Sellers dated as of June 15, 2006.
          (l) Compliance with Laws. The Company is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to its business, and Seller has no notice or actual knowledge of any violations.
          (m) Taxes. The Company has duly filed all federal, state, local and foreign tax returns and tax reports required to have been filed by it prior to the date hereof and will file, on or before the Closing Date, all such returns and reports that are required to be filed after the date hereof and on or before the Closing Date, all such returns and reports are true, correct and complete in all material respects, none of such returns and reports has been amended, and all taxes, assessments, fees and other governmental charges arising under such returns and reports have been fully paid (or, with respect to any returns or reports filed between the date hereof and the Closing Date, will be fully paid). No waivers of any applicable statutes of limitations are outstanding. All deficiencies proposed as a result of any audits have been paid or settled. There is no pending or threatened federal, state, local or foreign tax audit of the Company and no agreement with any federal, state, local or foreign tax authority that may materially affect the subsequent tax liabilities of the Company. The Company has no liabilities for taxes, and no federal, state, local or foreign tax authority is now asserting or, to the knowledge of Seller, threatening to assert any deficiency or assessment for additional taxes with respect to the Company.
          (n) Accredited Investor. Seller (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”); (ii) was not formed or organized for the specific purpose of making an investment in Purchaser; and (iii) is acquiring the Preferred Stock Consideration, the Common Stock Consideration and the Conversion Shares (collectively, the “Securities”) solely for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales or distributions that are registered under, or exempt from the registration requirements of, the Securities Act. Seller can bear the economic risk of a total loss of its investment in the Securities and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of, and form an investment decision with respect to, its investment in the Securities.
          (o) Information. Purchaser has, prior to the date hereof and prior to the Closing Date, provided Seller with information requested by Seller regarding the business, operations and financial condition of Purchaser and has, prior to the date hereof and prior to the Closing Date, granted to Seller the opportunity to ask questions of and receive answers from representatives of Purchaser, its officers, directors, employees and agents concerning Purchaser and provided to Seller materials relating to the terms and conditions of the purchase and sale of the Securities hereunder, in order for Seller to make an informed decision with respect to its investment in the Securities.
          (p) Limitations on Disposition. Seller acknowledges that, except as provided in Section 3.5, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom. Notwithstanding the foregoing, Purchaser and Seller acknowledge that the Securities may be transferred by Seller to the Fund, provided the Fund has executed and delivered to Purchaser a representation letter in substantially the form of Exhibit B attached hereto and has agreed to be bound by Seller’s obligations as set forth in Section 3.10.
          (q) Legend. Seller understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.”
          (r) Reliance on Exemptions. Seller understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations and warranties of Seller set forth in this Section 2.1 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Securities.
          (s) Solicitation. Neither Purchaser nor any of its subsidiaries or affiliates, nor any person acting on their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer and sale of Securities to Seller.
          (t) No Governmental Review. Seller understands that no U.S. federal or state agency or any other Governmental Entity has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.
          (u) Beneficial Ownership of Common Stock. After giving effect to the transactions contemplated hereby, including the issuance of the Securities to Seller, Seller will beneficially own less than 6,620,838 shares of Common Stock. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (v) Investment. Seller is purchasing the Securities for investment for its own account.
     SECTION 2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which Seller is a party, notwithstanding any investigation made by Seller or on its behalf:
          (a) Due Organization. Purchaser is a corporation duly organized, validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and the Related Agreements to which Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
          (b) Authorization. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which Purchaser is a party have been duly authorized, and this Agreement has been duly executed and delivered by Purchaser, and as of the Closing Date, the Related Agreements to which Purchaser is a party will be duly executed and delivered by Purchaser, and this Agreement constitutes, and such Related Agreements will constitute Purchaser’s legal, valid and binding obligations, enforceable against Purchaser in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency and other similar laws relating to or affecting the enforcement of rights of creditors generally. Subject to receipt of the consent of certain third-parties as contemplated by Section 4.3(d) (the “Purchaser Third-Party Consents”), Purchaser may execute and deliver this Agreement and the Related Party Agreements to which Purchaser is a party and perform its obligations hereunder and thereunder without the necessity of Purchaser obtaining any consent, approval, authorization or waiver or giving any notice, other than consents, approvals, authorizations or waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given.
          (c) No Violation. Assuming the Purchaser’s receipt of the Purchaser Third-Party Consents, neither the execution and delivery of this Agreement or any Related Agreement to which Purchaser is a party nor the consummation of the transactions contemplated hereby or thereby constitutes or will constitute a violation of, is or will be in conflict with, or constitutes or will constitute a default under, any term or provision of any contract, agreement, mortgage, indenture or other instrument to which Purchaser is a party.

          (d) Capitalization. The authorized capital of Purchaser consists of 60,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, of which 30,000 shares have been designated as Series A Preferred Stock and 750,000 shares have been designated as Series B Preferred Stock. As of June 7, 2006 and excluding the Preferred Stock Consideration, Purchaser had outstanding 33,104,196 shares of Common Stock and no shares of Preferred Stock.
          (e) SEC Documents. Purchaser has filed all reports, schedules, forms, statements and other documents (the “SEC Documents”) required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 pursuant to the Exchange Act. As of its respective date, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, (i) each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, (ii) none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) the consolidated financial statements of Purchaser included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principals (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (f) Due Authorization; Valid Issuance. The Preferred Stock Consideration and the Common Stock Consideration are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, will be duly and validly issued, free and clear of any Liens imposed by or through Purchaser. The Conversion Shares are duly authorized and one-half thereof have been reserved for issuance and, when issued in accordance with the terms of the Statement of Rights, the Conversion Shares will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens imposed by or through Purchaser.
ARTICLE III
ADDITIONAL COVENANTS AND AGREEMENTS
     SECTION 3.1 Confidentiality and Public Announcement. Each of the parties hereto (a “Recipient”) shall insure that all Confidential Information (as hereinafter defined in this Section 3.1) of the other party supplied to the Recipient by such party, or by any of its officers, directors, members, managers, employees, counsel, agents, investment bankers, accountants or other representatives (collectively, a “Disclosing Party”), shall not be published or disclosed to any other person or entity at any time or used by the Recipient at any time for any purpose other than the consummation of the transactions contemplated by this Agreement and the Related Agreements; provided, however, that the restrictions of this sentence shall not apply to any disclosure required by law or governmental process, or necessary or appropriate in connection with the enforcement of this Agreement, or to the extent that any such Confidential Information otherwise becomes publicly available without the breach of this provision by the Recipient. As used herein, “Confidential Information” includes all proprietary information and other non-public information of a Disclosing Party as well as all information concerning the existence and terms and conditions of this Agreement and any Related Agreement. Each of the parties agrees that no public announcement or announcement to any customers or prospective customers of the existence or the terms and conditions of this Agreement will be made except with the mutual agreement of Purchaser and Seller.
     SECTION 3.2 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and by the Related Agreements in accordance with the terms of this Agreement and such Related Agreements, respectively. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or any Related Agreement, the proper officers, directors, members, managers or other representatives of each party to this Agreement and such Related Agreement are hereby directed and authorized to use their best efforts to effectuate all such action.
     SECTION 3.3 Verilink Purchase Agreement. Without the prior written consent of Purchaser, neither Seller nor the Company shall permit, or otherwise consent or agree to, any amendment or modification of the Verilink Purchase Agreement and shall not otherwise waive any requirement or obligation of the Verilink Sellers thereunder.
     SECTION 3.4 Collection Agency. Prior to the Closing, the Company shall assign to Seller the accounts receivable to be acquired by the Company from the Verilink Sellers pursuant to the Verilink Purchase Agreement (the “Receivables”). Seller hereby appoints Purchaser, effective as of the Closing Date immediately following such assignment, as Seller’s sole collection agent to collect all amounts outstanding as of the Closing Date with respect to the Receivables. Purchaser hereby accepts such appointment, and Seller agrees to permit Purchaser to retain a fee in connection with such agency arrangement (the “Agency Fee”) equal to fifty percent (50%) of the initial Seven Hundred Fifty Thousand Dollars ($750,000) of Receivables collected by Purchaser and twenty-five percent (25%) of the remaining Receivables collected by Purchaser. Except for the Agency Fee, Seller and Purchaser agree and acknowledge that all Receivables collected by Purchaser shall be remitted by Purchaser to Seller (such amount, the “Remitted Amount”). The Remitted Amount with respect to Receivables collected by Purchaser shall be payable by Purchaser to Seller no later than fifteen (15) days after the end of the calendar month in which such Receivables are collected and received by Purchaser. If Seller receives any payments in respect of the Receivables (other than those amounts remitted to Seller by Purchaser hereunder), then Seller shall promptly (and in event within five business days after the receipt thereof) pay to Purchaser the amount to which Purchaser would be entitled under this Section 3.4 if Purchaser had collected such amounts. Upon reasonable notice to Purchaser,

Seller shall have the right, at Seller’s expense, to audit the results of such collection efforts by Purchaser. Purchaser shall reasonably cooperate in any such audit.
     SECTION 3.5 Registration. No later than 15 business days after the Purchaser files the Required Financials (as defined in Section 3.7) with the SEC, Purchaser shall prepare and file with the SEC a registration statement which registers pursuant to the Securities Act the resale of the Conversion Shares and the Common Stock Consideration (the “Registration Statement”).
     SECTION 3.6 Conduct of Business Pending the Closing. Unless otherwise agreed by Purchaser in writing, during the period from the date of this Agreement to and through the Closing Date, Seller shall cause the Company to:
          (a) conduct the business only in the ordinary course of business; and
          (b) (i) preserve the present business operations, organization and goodwill of the business associated with the Purchased Assets under the Verilink Purchase Agreement; and (ii) preserve the present relationships with customers and suppliers of the business associated with such Purchased Assets.
          (c) Not (i) sell or otherwise dispose, directly or indirectly, of any such Purchased Assets or any interest therein; (ii) subject any of such Purchased Assets to any Lien; (iii) acquire; (iii) take or refrain from taking any action under the Verilink Purchase Agreement without the prior consent of Purchaser; or (iv) agree to modify or terminate any Assumed Contract under the Verilink Purchase Agreement.
     SECTION 3.7 Required Financial Statements. Upon the reasonable request of Purchaser, Seller shall assist Purchaser in obtaining and filing with the SEC true and correct copies of audited and other financial statements relating to the business of the Company (after giving effect to the Verilink Purchase) and the Verilink Sellers which Purchaser determines, in its sole discretion, that Purchaser is required to file with the SEC in accordance with the Exchange Act and the rules and regulations promulgated thereunder (the “Required Financials”), provided that Purchaser shall reimburse Seller for any fees and expenses incurred by Seller in connection with the provision of such assistance requested by Purchaser.
     SECTION 3.8 Company Assignments. Notwithstanding anything herein to the contrary, prior to the Closing, the Company shall assign, transfer and convey to Seller all of the tangible fixed assets of the Company (after giving effect to the Verilink Purchase) (the “Fixed Assets”) and Seller agrees to accept delivery of such Fixed Assets. Effective as of the Closing, and without the payment of any additional consideration, Seller hereby grants the Company an exclusive license (the “License”) to use, hold and possess the Fixed Assets for all lawful purposes, which License shall continue until Seller assigns, transfers and conveys to the Company free and clear of all Liens that portion of the Fixed Assets that are necessary (determined by the Company in its reasonable good faith discretion) for the Company to manufacture, offer and sell the product formerly manufactured by the Verilink Sellers (the “Retained Assets”), which Seller shall promptly do upon the Company providing to Seller a reasonably detailed listing of the Retained Assets, and in any event with one business day of receipt of such listing. During the term of the License, Seller shall not transfer or encumber the Fixed Assets (except to the extent of the Lien in favor of HSK Funding, Inc.)
     SECTION 3.9 Discontinued Product Lines. If at any time during the two year period following the Closing, the Company determines to discontinue any former product line of the Verilink Sellers at the end of its product life and liquidate the assets, equipment and inventory associated exclusively therewith (a “Product Discontinuation”), then the Company shall promptly upon such determination use its commercially reasonable efforts to liquidate such assets, equipment and inventory, and upon such liquidation, the Company shall pay to Seller 50% of the proceeds from such liquidation, net of all reasonable liquidation expenses incurred by the Company in connection with such liquidation. If at any time during the one year period following the Closing, the Company determines to sell any former product line of the Verilink Sellers to another person (other than in a Product Discontinuation), then the Company shall use its commercially reasonable efforts to effect such sale, and upon such sale shall pay to Seller 50% of the proceeds of such sale, net of all reasonable sale expenses incurred by the Company in connection with such sale.
     SECTION 3.10 Purchaser Shareholder Meeting. Purchaser agrees to use commercially reasonable efforts to seek at Purchaser’s 2006 annual meeting of shareholders (including any adjournment or postponement thereof, the “2006 Meeting”) the affirmative vote of the holders of the number of shares of outstanding Common Stock required under the Minnesota Business Corporation Code to approve the Charter Amendment, as defined in the Statement of Rights (“Shareholder Approval”). In the event that Shareholder Approval is not obtained at the 2006 Meeting, then Purchaser shall continue to use commercially reasonably efforts to obtain such approval as soon as practicable after the 2006 Meeting, but no less frequently than quarterly thereafter. Seller agrees to vote all of the Securities held by Seller in accordance with the recommendation of Purchaser’s board of directors on each matter presented for a shareholder vote at the 2006 Meeting.
ARTICLE IV
CLOSING; CLOSING CONDITIONS
     SECTION 4.1 Closing. The closing of the transactions contemplated by Article I (the “Closing”) shall take place (a) at the offices of Rogers & Hardin LLP, as soon as practicable on the date on which all the conditions to the parties’ obligations specified in this Article IV have been fulfilled or waived or (b) at such other place, date and/or time as the parties may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
     SECTION 4.2 Conditions of Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated by Article I shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit the condition exists, in whole or in part, to the extent permitted by applicable law:

          (a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated hereby or by the Related Agreements.
          (b) Government Consents. All consents, waivers, approvals and authorizations required to be obtained and all filings or notices required to be made by Purchaser and Seller prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities.
          (c) No Challenge. There shall not be pending or threatened any judicial or administrative action, proceeding or investigation by any Governmental Entity (i) challenging or seeking damages in connection with the transactions contemplated herein or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated herein.
          (d) Verilink Purchase. Seller shall have delivered to Purchaser a copy of the (i) Verilink Purchase Agreement executed by Seller and the Verilink Sellers; and (ii) the Purchase Assignment executed by Seller and the Company; and the Verilink Purchase shall have been consummated in accordance with the terms thereof.
     SECTION 4.3 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by Article I are also subject to the satisfaction, or waiver by Purchaser, at the Closing of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) as of such date. Purchaser shall have received a certificate of the manager or managing member of Seller, dated as of the Closing Date, to such effect in a form to be provided by Purchaser.
          (b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have received a certificate of the manager or managing member of Seller, dated as of the Closing Date, to that effect in a form to be provided by the Purchaser.

          (c) Secretary’s Certificate. Seller shall have delivered to Purchaser a certificate (in a form to be provided by Purchaser) of the Secretary or an Assistant Secretary or manager or managing member of Seller and the Company certifying: (i) copies of resolutions duly adopted by the members of Seller authorizing the sale of the Units to the Purchaser and the execution, delivery and performance of this Agreement and the Related Agreements to which Seller is a party and the transactions contemplated hereby and thereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing; (ii) incumbency or authority of the manager, managing member, officers or authorized signatories of Seller who execute this Agreement or any Related Agreement to which Seller is a party; (iii) a true copy of the Seller Governing Documents; (iv) copies of resolutions adopted by the members of the Company authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and the transactions contemplated hereby and thereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing; (v) incumbency or authority of the manager, managing member, officers or authorized signatories of the Company who execute this Agreement or any Related Agreement to which the Company is a party; (vi) a true copy of the Company Governing Documents; and (vii) the amount of the Company’s cash working capital as of Closing.
          (d) Purchaser Third-Party Consents. All approvals, consents and waivers that are required in order for Purchaser to effect the transactions contemplated hereby, and by the Related Agreements to which Purchaser is a party, including, without limitation, the consent of Purchaser’s creditors, shall have been received by Purchaser.
          (e) Seller Third-Party Consents. All approvals, consents and waivers that are required in order for Seller or the Company to effect the transactions contemplated hereby, including, without limitation, the approvals, consents and waivers identified on Schedule 2.1(b) (collectively, the “Seller Third-Party Consents”), shall have been received and executed counterparts thereof shall have been delivered to Purchaser.
          (f) Irrevocable Unit Power. Seller shall have executed and delivered to Purchaser an Irrevocable Unit Power in form and substance satisfactory to Purchaser dated as of the Closing Date.
          (g) Registration Rights Agreement. Seller shall have executed and delivered to Purchaser a Registration Rights Agreement which provides for the filing of the Registration Statement, which agreement shall be in a form mutually acceptable to Purchaser and Seller (the “Registration Rights Agreement”), dated as of the Closing Date.
          (h) No Material Adverse Effect. No change or effect shall have occurred since the date of this Agreement that is or could reasonably be expected to be materially adverse to the Company, the Purchased Assets or the Assumed Contracts after the Closing.
          (i) Other Documents. Seller shall have executed and delivered, or shall have caused to be executed and delivered, to Purchaser such other documents, agreements, certificates and instruments as Purchaser may reasonably request to effect the transactions contemplated hereby, including, without limitation, the transactions contemplated by Section 3.4.
     SECTION 4.4 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by Article I is also subject to the satisfaction, or waiver by Seller, at the Closing of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) when made and as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be deemed made without giving effect to such standard, so that it is only qualified by materiality once rather than twice) as of such date. Seller shall have received a certificate of an executive officer of Purchaser to such effect in a form to be provided by Purchaser.
          (b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Seller shall have received a certificate of an executive officer of Purchaser to that effect in a form to be provided by Purchaser.
          (c) Secretary’s Certificate. Purchaser shall have delivered to Seller a certificate of the Secretary or an Assistant Secretary of Purchaser certifying: (i) a copy of the resolutions adopted by Purchaser’s board of directors approving the execution and delivery of this Agreement and the Related Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing; and (ii) incumbency of the officers of Purchaser who execute this Agreement or any Related Agreement to which Purchaser is a party.
          (d) Seller Third-Party Consents. All Seller Third-Party Consents shall have been received by Seller.
          (e) Registration Rights Agreement. Purchaser shall have executed and delivered to Seller the Registration Rights Agreement dated as of the Closing Date.
          (f) Filing of Statement of Rights. On or prior to the Closing Date, Purchaser shall have filed the Statement of Rights with the Secretary of State of the State of Minnesota.
          (g) Preferred Stock Certificate. Purchaser shall have issued to Seller the Preferred Stock Consideration and shall have delivered to Seller a copy of a certificate evidencing the Preferred Stock Consideration (the “Preferred Stock Certificate”). No later than two (2) business days after the Closing Date, Purchaser shall deliver to Seller the Preferred Stock Certificate with original signatures thereon.
          (h) Common Stock Instructions and Certificate. Purchaser shall have delivered to its transfer agent instructions to issue to Seller the Common Stock Consideration. No later than two (2) business days after the Closing Date, Purchaser shall cause to be delivered to Seller a certificate evidencing the Common Stock Consideration.
          (i) Other Documents. Purchaser shall have executed and delivered, or shall have caused to be executed and delivered, to Seller such other documents, agreements, certificates and instruments as Seller may reasonably request to effect the transactions contemplated hereby, including, without limitation, the transactions contemplated by Section 3.4.
ARTICLE V
INDEMNIFICATION
     SECTION 5.1 Indemnity by Seller. Seller agrees to indemnify and hold harmless Purchaser, any of its subsidiaries and affiliates and their respective officers, directors, managers, employees, agents, representatives, advisors, shareholders, members and partners from and against any and all losses, claims, liabilities, expenses (including, without limitation, reasonable fees and disbursements of counsel) or other damages (collectively, “Losses”) to Purchaser caused by or arising out of (a) any breach of any representation or warranty of Seller contained in Section 2.1; (b) any breach of any agreement of Seller contained in this Agreement or any of the Related Agreements to which Seller is a party; and (c) any Losses relating to the ownership of the Units prior to the Closing.
     SECTION 5.2 Indemnity by Purchaser. Purchaser agrees to indemnify and hold harmless Seller, any of its affiliates and their respective officers, directors, managers, employees, agents, representatives, advisors, shareholders, members and partners from and against any and all Losses to Seller caused by or arising out of (a) any breach of any representation or warranty of Purchaser contained in Section 2.2; (b) any breach of any agreement of Purchaser contained in this Agreement or any of the Related Agreements to which Purchaser is a party; and (c) any Losses relating to the operation of the ownership of the Units after the Closing.
     SECTION 5.3 Indemnification Procedure. Promptly after the commencement of any action against any indemnified party which could give rise to a claim for indemnification under Section 5.1 or Section 5.2, the party seeking indemnification (the “Indemnified Party”) shall give notice to the party from whom indemnification is sought (the “Indemnifying Party”) if it wishes to assert a claim for indemnification under this Article V. The Indemnifying Party shall, provided that it gives notice within ten (10) days of receipt of notice from the Indemnified Party, have the option of assuming the defense thereof with counsel reasonably satisfactory to such Indemnified Party (and such costs of defense shall be included in Losses with respect to such claim). Upon notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof in accordance herewith, the Indemnifying Party shall not be liable to such Indemnified Party for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof. If an Indemnifying Party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any such claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party which would involve a payment by the Indemnifying Party of Losses without its consent (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend compromise or settle such action with counsel of the Indemnified Party’s selection, but the Indemnifying Party shall have no liability with respect to a compromise or settlement thereof entered into which would involve a payment by the Indemnifying Party of Losses without its consent (which shall not be unreasonably withheld or delayed). The failure of the Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.
ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER
     SECTION 6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
          (a) by mutual consent of Purchaser and Seller;
          (b) by Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions and standards set forth in Section 4.3(a) or Section 4.3(b) would not be satisfied; provided, however, that Seller shall have five (5) business days after written notice of breach specifying in reasonable detail the nature of such breach is given to Seller by Purchaser to cure any such breach, and, if such breach is curable by Seller through the exercise of reasonable efforts within such 5-business day period, then Purchaser may not terminate this Agreement under this Section 6.1(b) during such 5-business day period;
          (c) by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement (except that where any breach of or statement in a representation or warranty expressly includes a standard of materiality, the existence of such breach or the untruthfulness of such statement shall be measured giving effect to such standard only), in either case such that the conditions set forth in Section 4.4(a) or Section 4.4(b) would not be satisfied; provided, however, that Purchaser shall have five (5) business days after written notice of breach specifying in reasonable detail the nature of such breach is given to Purchaser by Seller to cure any such breach, and, if such breach is curable by Purchaser through the exercise of reasonable efforts within such 5-business day period, then Seller may not terminate this Agreement under this Section 6.1(c) during such 5-business day period;
          (d) by either of Purchaser or Seller, if there shall be any final, non-appealable order or injunction imposed by a court of competent jurisdiction preventing the consummation of the transactions contemplated herein or in the Related Agreements; or
          (e) by either of Purchaser or Seller, if the transactions contemplated by Article I shall not have been consummated on or before July 15, 2006 (provided, that the right to terminate pursuant to this Section 6.1(e) shall not be available to any party in material breach or default of any provision of this Agreement).
The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective officers, directors, managers, members, agents or representatives, whether prior to or after the execution of this Agreement.
     SECTION 6.2 Effect of Termination. If this Agreement is terminated, this Agreement (except for Sections 3.1, 7.1, 7.4, 7.5 and this Section 6.2, each of which shall survive such termination) shall no longer be of any force or effect and there shall be no liability on the part of any party hereto except that a non-defaulting party shall be entitled to recover from any defaulting party whatever remedies are available at law.
     SECTION 6.3 Amendment. This Agreement may not be amended, in whole or in part, except by an instrument in writing signed by the parties hereto.
     SECTION 6.4 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. The provisions of this Section 6.4 shall not be construed as limiting or restricting the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available.

ARTICLE VII
GENERAL PROVISIONS
     SECTION 7.1 Expenses. Except as hereinafter provided, Purchaser and Seller shall pay their own respective expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Related Agreements, and the Assets shall not be reduced by any such expenses of Seller; provided however that Purchaser shall pay the legal fees and expenses of Seller in connection with the Verilink Purchase, this Agreement and the Related Agreements up to a maximum of $60,000.00. If the Closing shall not occur in accordance with the terms hereof or this Agreement is terminated, then Purchaser and Seller shall each bear their expenses separately incurred in connection herewith, except that a party (the “Breaching Party”) shall pay any expenses incurred by the other if the Closing shall not occur or this Agreement shall be terminated because of a breach of this Agreement by the Breaching Party. Nothing contained in this Section 7.1 shall release any party from liability for any breach of or default under any term or provision of this Agreement.
     SECTION 7.2 Descriptive Headings. The descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
     SECTION 7.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered by hand; (b) mailed by registered or certified mail (return receipt requested); or (c) telecommunicated and immediately confirmed both orally and in writing, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecommunicated or on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail:
     If to Seller:
Winslow Asset Group, LLC
5696 Peachtree Parkway, Suite A
Norcross, Georgia 30029
Attention: Donald J. Slowinski
Telecopier: (770) 864-0017
Telephone: (770) 864-0007
With a copy to (which shall not constitute notice):
Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Attention: Daniel B. Brown, Esq.
Telecopier: (678) 553-2651
Telephone: (678) 553-2650

     If to Purchaser:
Verso Technologies, Inc.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
Attention: Chief Executive Officer
Telecopier: (678) 589-3750
Telephone: (678) 589-3500
     With a copy to (which shall not constitute notice):
Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Robert C. Hussle, Esq.
Telecopier: (404) 525-2224
Telephone: (404) 522-4700
     SECTION 7.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto. Such counterparts may be delivered by facsimile.
     SECTION 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
     SECTION 7.6 Assignability. This Agreement shall not be assignable otherwise than by operation of law by any party hereto without the prior written consent of the other party hereto, and any purported assignment by any party without the prior written consent of the other party hereto shall be void.
     SECTION 7.7 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any employee of Seller, third-party or other person not a party hereto, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.
     SECTION 7.8 Entire Agreement. This Agreement (including the Exhibits, Schedules, documents and instruments referred to herein and the Related Agreements) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

     SECTION 7.9 Time of Essence. Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.
     SECTION 7.10 Specific Performance; Remedies. The parties hereto agree that, in the event that any of the provisions of this Agreement required to be performed after the Closing or the termination of this Agreement, as the case may be, are not performed in accordance with their specific terms or are otherwise breached, the non-breaching parties would be irreparably damaged thereby and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the non-breaching parties may be entitled at law or in equity, such parties shall be entitled to specific performance and injunctive relief to prevent breaches of the provisions of this Agreement required to be performed after the Closing or the termination of this Agreement, as the case may be, and specifically to enforce such terms and provisions in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.
     SECTION 7.11 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above.

PURCHASER:

VERSO TECHNOLOGIES, INC.

/s/ Steven A. Odom

By:	Steven A. Odom
Its: Executive Chairman of the Board

SELLER:

WINSLOW ASSET GROUP, LLC

/s/ Donald J. Slowinski

By:	Donald J. Slowinski
Its: President and
Senior Managing Partner

THE COMPANY:

WINSLOW ASSET HOLDINGS, LLC

/s/ Donald J. Slowinski

By:	Donald J. Slowinski
	Its:	Sr. Managing Partner